Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-75487, 333-91589 and 333-94327 of MetroCorp Bancshares, Inc. on Form S-8 and Registration Statement No. 333-33730 of MetroCorp Bancshares, Inc. on Form S-3 of our report dated March 20, 2002, appearing in this Annual Report on Form 10-K of MetroCorp Bancshares, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Houston, Texas
March 28, 2002